Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS DECLARES REGULAR QUARTERLY

CASH DIVIDEND AND REPORTS FIRST QUARTER 2014 RESULTS

Dallas, Texas, April 30, 2014 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2014 results:  Revenues in the first quarter 2014 increased to $36.7 million from $31.6 million in the first quarter 2013, an increase of $5.1 million, or 16.2%.  Revenues from the Company’s lime and limestone operations in the first quarter 2014 increased $4.9 million, or 16.2%, to $35.1 million from $30.2 million in the comparable 2013 quarter, while revenues from its natural gas interests increased $0.2 million, or 14.7%, to $1.6 million from $1.4 million in the comparable prior year quarter.

The increase in lime and limestone revenues in the first quarter 2014 as compared to the first quarter 2013 resulted from increased sales volumes of the Company’s lime and limestone products primarily as a result of increased demand from its construction, industrial and environmental customers and a slight increase in prices realized for its lime and limestone products in the 2014 quarter, compared to the 2013 quarter.  Production volumes from the Company’s natural gas interests in the first quarter 2014 totaled 218 thousand MCF, sold at an average price of $7.52 per MCF, compared to 261 thousand MCF, sold at an average price of $5.49 per MCF, in the comparable 2013 quarter.  The Company’s average price per MCF in the first quarter 2014 was higher than its average price in the first quarter 2013 primarily due to increases in natural gas prices.

The Company’s gross profit was $8.6 million in the first quarter 2014, compared to $6.3 million in the first quarter 2013, an increase of $2.3 million, or 36.6%.  Included in gross profit for the 2014 quarter was $7.7 million from the Company’s lime and limestone operations, compared to $5.7 million in the comparable 2013 quarter.  The increased gross profit for the Company’s lime and limestone operations in the first quarter 2014 resulted primarily from the increased revenues discussed above.  Gross profit from the Company’s natural gas interests increased to $0.9 million in the first quarter 2014, from $0.6 million, in the comparable 2013 quarter, primarily due to the increase in revenues discussed above.

The Company reported net income of $4.5 million ($0.80 per share diluted) in the first quarter 2014, compared to net income of $2.8 million ($0.50 per share diluted) in the first quarter 2013, an increase of $1.7 million, or 62.9%.

“We are pleased with the significant increase in demand for our lime and limestone products in the first quarter 2014, compared to last year’s comparable quarter,” said Timothy W. Byrne, President and Chief Executive Officer. “Although some of the increased demand from our construction customers was to be expected after the postponement of certain construction projects in the fourth quarter 2013 due to the inclement weather, we also saw increased demand in the first quarter 2014 for other construction projects as well as from our industrial and environmental customers,” Mr. Byrne added.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable June 20, 2014, to shareholders of record at the close of business on May 30, 2014.

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime

Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

INCOME STATEMENTS
Revenues
Lime and limestone operations	$35,051	$30,155
Natural gas interests	1,640	1,430
Total	$36,691	$31,585

Gross profit
Lime and limestone operatiions	$7,662	$5,667
Natural gas interests	930	624
Total	$8,592	$6,291
Operating profit	$6,410	$4,148
Interest expense	399	489
Other expense (income), net	2	(39)
Income tax expense	1,517	941
Net income	$4,492	$2,757
Income per share of common stock:
Basic	$0.81	$0.50
Diluted	$0.80	$0.50
Weighted-average shares outstanding:
Basic	5,576	5,558
Diluted	5,586	5,568
Cash dividend per share of common stock	$0.125	—

	March 31,	December 31,
	2014	2013
BALANCE SHEETS
Assets:
Current assets	$81,166	$78,844
Property, plant and equipment, net	107,498	108,487
Other assets, net	183	195
Total assets	$188,847	$187,526
Liabailities and Stockholders’ Equity:
Current liabilities	$12,855	$14,348
Debt, excluding current installments	15,417	16,667
Deferred tax liabilities, net	17,967	17,799
Other liabilities	1,708	1,907
Stockholders’ equity:	140,900	136,805
Total liabilities and stockholders’ equity	$188,847	$187,526

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